Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2024, relating to the financial statements of Caesars Entertainment, Inc., and the effectiveness of Caesars Entertainment Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 21, 2024